Exhibit 99.1

Digital Realty Announces Redemption of 6.625% Series C Preferred Stock

Austin, TX – April 15, 2021 – Digital Realty (NYSE: DLR), the largest global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, announced today it intends to redeem all 8,050,000 outstanding shares of its 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, or Series C Preferred Stock (CUSIP: 253868848). The Series C Preferred Stock held through the Depository Trust Company will be redeemed in accordance with the applicable procedures of the Depository Trust Company.

The redemption date will be May 17, 2021. The Series C Preferred Stock will be redeemed for $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date in an amount equal to $0.211632 per share, for a total payment of $25.211632 per share, which will be payable in cash, without interest on the redemption date. After the redemption date, the Series C Preferred Stock will no longer be deemed outstanding and all the rights of the holders of the Series C Preferred Stock will terminate, except the right to receive the redemption price. In addition, because all the issued and outstanding shares of the Series C Preferred Stock are being redeemed, the Series C Preferred Stock will no longer trade on the New York Stock Exchange after the redemption date. The Series C Preferred Stock currently trades on the NYSE under the symbol DLR.PRC.

The notice of redemption and related materials are being mailed to holders of record of the Series C Preferred Stock as of April 15, 2021. As specified in the notice of redemption, payment of the applicable redemption price, plus any accrued and unpaid dividends payable on the redemption date, without interest, will be made only upon presentation and surrender of the certificates representing the Series C Preferred Stock to the redemption agent, American Stock Transfer & Trust Company, LLC.

Questions regarding the redemption of the Series C Preferred Stock may be directed to American Stock Transfer & Trust Company, LLC at:

American Stock Transfer & Trust Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

Attention: Reorganization Department

Tel.: (800) 937-5449

For Additional Information

Andrew P. Power

Chief Financial Officer

Digital Realty

+1 (415) 738-6500

Investor Relations

John J. Stewart / Jim Huseby

Digital Realty

+1 (415) 738-6500

InvestorRelations@digitalrealty.com

About Digital Realty

Digital Realty supports the world’s leading enterprises and service providers by delivering the full spectrum of data center, colocation and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers a trusted foundation and proven Pervasive Datacenter Architecture PDx™ solution methodology for scaling digital business and efficiently managing data gravity challenges. Digital Realty’s global data center footprint gives customers access to the connected communities that matter to them with more than 275 facilities in 47 metros across 24 countries on six continents. To learn more about Digital Realty, please visit digitalrealty.com or follow us on LinkedIn and Twitter.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing and consummation of the redemption of the Series C Preferred Stock. For a list and description of such risks and uncertainties, see the reports and other filings by Digital Realty Trust, Inc. and Digital Realty Trust, L.P. with the U.S. Securities and Exchange Commission, including Digital Realty Trust, Inc. and Digital Realty Trust, L.P.’s combined Annual Report on Form 10-K for the year ended December 31, 2020 and other documents subsequently filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.